Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
KRATON PERFORMANCE POLYMERS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is Kraton Performance Polymers, Inc. (the “Corporation”).

2.
The Certificate of lncorporation of the Corporation (dated December 16, 2009, the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Certificate in its entirety and restating the same as follows:

“The name of the corporation (hereinafter called the “corporation”) is Kraton Corporation.”

3.
This Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes of a corporation’s name.

4.	This Amendment to the Certificate shall be effective at 12:01 a.m. Eastern time on September 14, 2016.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be duly executed in its corporate name by its duly authorized officer on this 12th day of September 2016.

KRATON PERFORMANCE POLYMERS, INC.

/s/ James L. Simmons

Name:     James L. Simmons

Title:	Vice President, General Counsel and Corporate Secretary